CHEMBIO & FIOCRUZ ENTER INTO DPP® SYPHILIS TECHNOLOGY TRANSFER AGREEMENT

MEDFORD, N.Y (November 30, 2010) – Chembio Diagnostics, Inc. (OTC/BB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, reported today that it has entered into a new Technology Transfer Agreement with the Oswaldo Cruz Foundation of Brazil (“FIOCRUZ”) relating to its DPP® point-of-care tests for Syphilis.

The agreement was executed on Monday, November 29th in Brazil during a ceremony that took place at FIOCRUZ attended by Brazil’s Minister of Health José Gomes Temporão, the President of FIOCRUZ, Paulo Gadelha, the Director of the Bio-Manguinhos unit of FIOCRUZ, Artur Roberto Couto and other leading public health dignitaries.  Javan Esfandiari, Senior Vice President of Chembio attended the event and executed the agreement on behalf of Chembio.

Under the agreement, Chembio will transfer technology to FIOCRUZ for two DPP® syphilis products.  The transfer is anticipated to occur over a three-year period, requiring purchases by FIOCRUZ from Chembio of these products and related components aggregating a minimum of $5.7 million over that period and also requiring a total of approximately $1.8 million of additional revenues to Chembio during the fourth and fifth years   This is the sixth technology transfer agreement, each covering a different product, entered into between Chembio and FIOCRUZ since 2004.

The first Syphilis product will be a single parameter test for the detection of antibodies against antibodies specific to Syphilis (treponemal).  This product has already been provided to FIOCRUZ for submission for regulatory approval.  The second product will incorporate the non-treponemal parameter, the company’s proprietary and novel Syphilis Screen & Confirm product, which is currently being validated for clinical evaluations in the U.S. and other markets.

According to the press release issued by FIOCRUZ, “The new tests are based on the DPP® platform and bring several benefits:

•	Easy to perform in the field - no equipment and laboratory infrastructure
•	Reading and interpretation is simple which facilitates training of professionals
•	Rapid diagnosis (within 15 minutes) - contributes to making clinical decisions regarding the need for immediate treatment and notification
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Greater sensitivity and specificity - allows both the screening and confirmation of serological status, with better indication of disease activity, which leads to the management of vector control and monitoring.

•
Using the DPP® Syphilis test for screening of pregnant women in combination with the DPP® rapid test for HIV-1/2 is also a cost effective measure, because both tests use the same collection and dilution system. This will improve logistics and reduce time and procedures.”

The full text of the FIOCRUZ press release may be accessed at: http://www.bio.fiocruz.br/index.php/component/content/article/45-noticias/346-brasil-lanca-teste-rapido-inovador-para-diagnostico-da-sifilis

A slide show containing pictures from the event held yesterday at FIOCRUZ may be accessed at:
http://www.chembio.com/documents/PicturesofSyphilisSignatureEventinBrazil10-11-29.pdf

Commenting on the agreement and new testing program, Artur Roberto Couto, Director of Bio-Manguinhos, said,  “We are contributing more effectively to expand efforts to control sexually transmitted diseases, undertaken by the Ministry of Health through the Department of DST/AIDS and Viral Hepatitis, by ensuring people's access to advanced technologies, such as DPP®",

Javan Esfandiari Senior Vice President of R&D of Chembio also commented “We are very pleased that FIOCRUZ and MOH have selected our DPP® Syphilis products to assist in the elimination of Syphilis in Brazil. This new agreement is part of a long-term collaboration Chembio has with FIOCRUZ whereby our DPP® technology is working with FIOCRUZ to address significant public health concerns in Brazil.”

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market.  Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere North America, Inc. (formerly Inverness Medical Innovations, Inc.)  Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®.  Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company: Contact:
Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

Investor & Public Relations
The Investor Relations Group
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